Exhibit 10.3
TRANSFER AGREEMENT
          This Agreement Regarding Change of Position (“Agreement”) is made as of January 24, 2007 between Gary J. Bench (“Employee”) and CNX Gas Corporation., a Delaware corporation (the “Company”).
          WHEREAS, Employee desires to transfer from his position as Senior Vice President and Chief Financial Officer of the Company to the position of Director of Tax and Treasury (the “Transfer”); and
          WHEREAS, this change of position requires certain changes in the compensation arrangements between the Company and Employee, which changes the parties desire to set forth in this Agreement;
          NOW, THEREFORE, in consideration of the mutual undertakings set forth below, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, this Agreement will set forth the understanding and agreement of the parties with respect to the Transfer, including the changes to the compensation of employee resulting from such change of position.
     1. Transfer of Employment. a. Effective February 28, 2007 (the “Effective Date”), Employee resigns his office as Senior Vice President and Chief Financial Officer of the Company, and from all other positions as an officer, director and/or committee member of (a) the Affiliated Companies (meaning the Company and CONSOL Energy Inc. (“CONSOL”) and any current direct or indirect subsidiary or affiliate of the Company or CONSOL and any company in which the Company or CONSOL or any such subsidiary or affiliate is a shareholder or investor), and (b) any company or entity which Employee serves as an officer, director, trustee, member or in any other capacity at the request of an Affiliated Company, and to become the Director of Tax and Treasury of the Company. Employee covenants and agrees that he will execute any documents necessary to formally effect any such resignations.
     b. Notwithstanding subsection (a), immediately after the Effective Date, Employee will continue as an employee of the Company with no break in service for any reason and he will as of such time assume the position of Director of Tax and Treasury. As Director of Tax and Treasury, Employee will report to the Chief Financial Officer of the Company and he will have such duties and responsibilities as may be assigned to him by the Chief Financial Officer of the Company.
     2. Modifications to Compensation. In connection with Employee’s Transfer, the parties agree as follows:
     a. The Employee will continue to be compensated at his current base salary through the Effective Date, in accordance with the Company’s regular payroll practices.
     b. Employee shall receive the short-term incentive payout award for 2006 under the Company’s 2006 Short-Term Incentive Compensation program in the ordinary course in his capacity as and for his performance as Senior Vice President and Chief Financial Officer of the Company in 2006.

     c. Effective immediately after the Effective Date, as Director of Tax and Treasury, Employee will (i) be a Salary Grade 13 employee, (ii) have a base salary of $120,000 per year, payable in accordance with the Company’s regular payroll practices, (iii) have a short-term incentive opportunity of 20% of base salary, (iv) have a long-term incentive opportunity of 30% of base salary, and (v) be entitled to such other benefits as other employees in similar positions in accordance with the personnel policies of the Company (which benefits do not include a car allowance or financial planning assistance). The Employee acknowledges and agrees that the foregoing terms are subject to change from time to time in the sole and absolute discretion of the Company.
     d. Immediately after the Effective Date, Employee shall continue to accrue and be entitled to benefits accrued under any tax qualified retirement plans of the Company in which he participates, if any, in accordance with the terms of such plans.
     3. Modifications to Employee Stock Options. The following describes all of the Company stock options granted to Employee by the Company prior to the Effective Date (“Employee Options”).

			Number of			Number of
			Vested,	Number of	No. of	Unvested
	Number of		Unexercised	Unvested	Unvested	Options
	Shares		Options as of	Options as	Options	Retained
	Underlying		the	of the	Surrendered	after
Date of	Unexercised	Option	Agreement	Agreement	as of Effective	Effective
Grant	Options	Price	Date	Date	Date	Date
8/8/05	79,074	$16.00	19,768	59,306	0	59,306
4/28/06	45,779	$28.50	0	45,779	16,531	25,248
All Employee Options were granted under the CNX Gas Corporation Equity Incentive Plan (“LTIC Plan”) and pursuant to the applicable Award Agreement (the “Award Agreement”). As summarized in the above table, in connection with Employee’s Transfer and in consideration of his continued employment, Employee agrees to surrender 16,531 options with a Grant Date of April 28, 2006 as of the Effective Date. At the Company’s request, Employee shall execute an amended Award Agreement to reflect such change. Employee shall retain all other Employee Options he now holds, subject to the terms of the LTIC Plan and the Award Agreement, including the applicable vesting schedule.
     4. Modifications to Performance Share Units under the Long-Term Incentive Program. The following describes all of the performance share units under the Company’s Long-Term Incentive Compensation Program for the performance period from October 11, 2006 to December 31, 2009 granted to Employee by the Company prior to the Effective Date (“PSUs”).

	Number of Unvested	Number of PSUs	Number of PSUs
	PSUs as of the	Surrendered as of	Retained after the
Grant Date	Agreement Date	Effective Date	Effective Date
10/11/06	23,892	18,892	5,000

All PSUs were granted under the LTIC Plan and pursuant to the applicable Award Agreement (the “PSU Award Agreement”). As summarized in the above table, in connection with Employee’s Transfer and in consideration of his continued employment, Employee agrees to surrender 18,892 PSUs with a Grant Date of October 11, 2006 as of the Effective Date. At the Company’s request, Employee shall execute an amended PSU Award Agreement to reflect such change. Employee shall retain 5,000 PSUs which he now holds, subject to the terms of the LTIC Plan and the LTIC Award Agreement, including the applicable vesting schedule.
     5. Intentionally Omitted.
     6. No Right to Continued Employment. Notwithstanding anything in this Agreement to the contrary, Employee acknowledges and agrees that both before and after the Effective Date, he is an employee “at will” and nothing in this Agreement or otherwise grants Employee any rights to continued employment with any Affiliated Company.
     7. Transition Duties. From the date of this Agreement to the Effective Date, Employee shall continue to perform and carry out the duties and responsibilities of his position as Senior Vice President and Chief Financial Officer in good faith, in a diligent manner to the best of his ability. Without limiting the generality of the foregoing, such duties and responsibilities shall include (i) the execution of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, in his capacity as Chief Financial Officer, and the execution of the certifications required to be filed and/or furnished by the Chief Financial Officer in connection therewith, and (ii) cooperating in the transition of his duties and responsibilities within his department and to his successor. Following the Effective Date, Employee agrees to assist his successor to the office of Chief Financial Officer as to matter related to the Company of which Employee has knowledge, as requested by the Chief Financial Officer.
     8. Waiver of Other Compensation. Except as provided in this Agreement, Employee does not waive any compensation, benefits or rights that may have accrued in his capacity as an employee, contractually or otherwise, including, without limit, any right to any salary, contributions, fees or benefits, or any right to continued participation in any compensation plans, programs or arrangements of any of the Affiliated Companies, subject to the terms of such plans, programs or arrangements.
     9. Publicity. Employee acknowledges that the Company is required by law to publicly disclose this Agreement and the terms hereof. Employee hereby agrees to refrain from directly or indirectly engaging in publicity or any other action or activity (whether such action or activity reflects adversely or not upon any Affiliated Company) with respect to any Affiliated Company, their respective officers, directors, employees, and business, or with regard to his employment or the change in the status of his employment or any of the matters set forth herein.
     10. Confidentiality. Except to the extent disclosure is required by law, Employee agrees to keep the terms of this Agreement strictly confidential. Employee shall not, unless compelled by law or judicial process to do so, disclose or discuss, directly or indirectly, its terms with anyone other than his attorney and financial advisors, provided that they, as a condition of receiving such information, also agree to keep such terms confidential.

     11. Authority/Non-Disparagement/Return of Materials/Cooperation/. Employee and the Company hereby agree to the following:
          a. Employee acknowledges that effective as of the date of this Agreement, he is not authorized to speak for or otherwise obligate the Company with the express written approval of the Company’s President and Chief Executive Officer.
          b. Except as otherwise required by law, Employee will not make, publish or disseminate any derogatory statements or comments (including, without limitation, to an Affiliated Company’s customers, prospective customers, employees and vendors), whether orally or in writing, about any of the Affiliated Companies or their business, officers, directors, shareholders or employees, or take any action which a reasonable person would expect, directly or indirectly, to impair the goodwill, business reputation or good name of any of them; and the officers and directors of the Company will not make, publish or disseminate any derogatory statements or comments, whether orally or in writing, about Employee, or take any action which a reasonable person would expect, directly or indirectly, to impair his good will, business reputation or good name.
          c. Promptly following the Effective Date, Employee will deliver to the Company (and each Affiliated Company where applicable) the originals and all copies of documents, records, notebooks, notes, memoranda, correspondence, computer disks and computer tapes, and inventions (collectively, the “Company Materials”) then in Employee’s possession or under Employee’s control, whether prepared by Employee or by others, relating to his duties as Senior Vice President and Chief Financial Officer of the Company.
     12. Remedies. In the event that either party breaches or otherwise fails to observe any covenant, agreement or duty herein described, as determined by an arbitrator, a court or any other body of competent jurisdiction, the other party shall be entitled to any remedy set forth herein, as well as any other remedy available at law or in equity.
     13. Unfair Treatment; Acknowledgement of Alternative Arrangement. a. By entering into this Agreement, neither Employee nor the Company (including its directors, officers, and other agents) admits, in any way, that he or it treated the other party unlawfully, wrongfully, or unfairly. To the contrary, the Transfer is being effected at the request of Employee and each party expressly denies having violated the other party’s rights or having harmed the other party in any way.
          b. Employee acknowledges and agrees that if he resigned his position as Senior Vice President and Chief Financial Officer and did not remain an employee of the Company, he would have been eligible to receive a one-time separation arrangement from the Company, including separation compensation and special treatment of his Employee Options; that he has elected to remain an employee of the Company and to forego such separation arrangement; and that the form and amount of such separation compensation will not be offered or paid to him in the future if he or the Company terminates his employment in the future. The Transfer is Employee’s voluntary election.

     14. Consultation with Counsel. Employee acknowledges that he has carefully read and fully understands all the provisions and effects of this Agreement after having had the opportunity to consult and thoroughly discuss all its aspects with an attorney of his own choice; that he is voluntarily entering into this Agreement; and that neither the Company (or any Affiliated Company) nor its (or their) agents or attorneys made any representation or promise concerning the terms or effects of this Agreement other than those contained herein.
     15. Arbitration. Employee and the Company waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to binding arbitration in Pittsburgh, Pennsylvania consistent with the application of the Federal Arbitration Act and the employment discrimination or comparable procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a Pittsburgh area panel of fifteen (15) arbitrators to be supplied by the AAA. Only true neutrals will be eligible for consideration as arbitrators, and under no circumstances will AAA furnish the names of individuals who represent employees, unions or companies. The fees and costs charged by AAA and the fees charged and the expenses incurred by the neutral arbitrator selected shall be borne equally by the Company and Employee. This section will not limit the Company’s ability to seek immediate and/or preliminary injunctive relief against Employee in court for Employee’s breach of his post-employment obligations hereunder.
     16. Modification. If any arbitrator, court, or other authority determines that any term, condition, clause, or other provision of this Agreement is void or invalid, he, she or it will have discretion to modify such term, condition, clause, or other provision of this Agreement to make it valid, or, alternatively, if he, she or it declines to make such a modification and leaves it invalid, the remaining portions of this Agreement will remain in full force and effect.
     17. Governing Law. Except as preempted by federal law, this Agreement will be subject to interpretation and application consistent with Pennsylvania law, without regard to its conflict of laws principles.
     18. Entire Agreement. This Agreement, together with the LTIC Plan and all applicable Award Agreements except as modified by this Agreement, represent the entire agreement of the parties with respect to the subject matter contained herein, and any amendments shall be ineffective unless they are written and signed by all parties and/or their duly authorized representatives.
     19. Successors and Assigns. This Agreement is binding on the Company’s successors and assigns, including any change in control of the Company.
     20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.
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     This TRANSFER AGREEMENT is made effective the date first above written.

EMPLOYEE

Stephen W. Johnson	/s/ Gary J. Bench

Witness	Gary J. Bench

Attest:	CNX GAS CORPORATION

Stephen W. Johnson	By:	/s/ Nicholas J. DeIuliis

Name: Nicholas J. DeIuliis
Title: President and Chief Executive Officer